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                                                                   Exhibit 10.34




December 1, 2000


Mr. P. Andrew Shaw
Executive Vice President & Chief Financial Officer
250 S. Australian Avenue, 9th Floor
West Palm Beach, Florida 33401

RE:  PROPOSED EMPLOYMENT AGREEMENT

Dear Andy:

US Diagnostic Inc. ("Company") wishes to outline the basic terms of its understanding with you regarding changes to your employment arrangement.

The following represents an outline of those terms and, by executing a copy of this letter, you agree that the parties may enter into a separate employment agreement which would encompass these terms and conditions if so required by the
Company:

1. COMPENSATION - Your current compensation including car allowance and benefits will remain the same. You will continue to be eligible for bonuses at the discretion of the Company's Board of Directors.

2. TERM - The term of this arrangement will be one year from the effective date of January 5, 2001.

3. TERMINATION/RETENTION PAYMENT - In the event the Company terminates your employment (including the planned one year term), other than for cause as defined in your current employment agreement, the Company will pay to you an amount equal to six (6) months of your current base compensation of $150,000 per year, or a total payment of $75,000. In the event such termination is prior to the term, you will be entitled to both the termination payment and the remaining balance of your employment agreement payable on or before January 5, 2002.

4. SPECIAL TERMINATION - In the event any entity, other than the Company with which USD currently is having discussions, merges with or becomes owner of the Company after March 1, 2001, you will be eligible for the provision set forth in #3 of this Letter Agreement (Termination/Retention Payment). In such event, you will be entitled to both the termination payment and remaining balance of your employment regardless of whether or not there is an offer of employment.

5. EXISTING AGREEMENT. The above terms and conditions are not intended to alter the current employment agreement that presently exists and all obligations the Company presently has as outlined in the Proxy Statement,



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     as well as the memorandum to the Board regarding retention bonus payments, will not be affected. Your existing employment agreement dated January 27, 2000 is extended until January 5, 2002, and the provisions of this letter agreement are incorporated therein except the following paragraphs of the employment agreement are deleted: 3, and 5.

We look forward to working together with you in completing the strategic plan of the Company.

Very truly yours,


US DIAGNOSTIC INC.



By: /s/ Joseph A. Paul
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   Joseph A. Paul
   President

AGREED TO AND ACKNOWLEDGED BY:

/s/ P. Andrew Shaw
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P. Andrew Shaw
Executive Vice President & Chief Financial Officer